NASHVILLE CAPITAL CORPORATION

Letter Agreement

To:	Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Sirs:

You have engaged us to act as the sole investment advisor to the Monteagle Large Cap Fund (the “Fund”) pursuant to a Management Agreement approved by the Board of Trustees on September 12, 2005 (the “Agreement”).

Effective upon the commencement of operations of the Fund through August 31, 2006, we hereby agree to waive our fee and/or reimburse the Fund’s expenses so that total operating expenses, except brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expense on securities sold short), fees and expenses of the non-interested person trustees, extraordinary expenses, and Rule 12b-1 expenses, if any, do not exceed the Fund’s average daily net assets as follows:

Fund Assets	Fee Cap
$1 - $25 million	1.20%
$25,000,001 to $50 million	1.115%
$50,000,001 to $100 million	0.975%
Over $100 million	0.875%

Very truly yours,

Nashville Capital Corporation

By: ___________________________________

Larry Catlett, President

Acceptance

The foregoing Agreement is hereby accepted.

Unified Series Trust

By: ___________________________________

Anthony J. Ghoston, President